Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement [No. 333-252422] on Form S-3 of our reports dated March 1, 2022, relating to the financial statements of UWM Holdings Corporation and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UWM Holdings Corporation for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, MI
June 30, 2022